UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2007

Nara Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50245	95-4170121
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3731 Wilshire Boulevard, Suite 1000, Los Angeles, CA	90010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (213) 639-1700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

The information provided in Item 2.03 below is hereby incorporated by reference herein.

Item 1.02 Termination of Material Definitive Agreement.

The information provided in Item 2.03 below is hereby incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 22, 2007, Nara Bancorp, Inc. (the “Company”) completed an offering of $8.0 million of trust preferred securities. The Company formed a wholly-owned subsidiary named Nara Statutory Trust VI (“Trust VI”), a Delaware statutory trust, for the purpose of issuing the trust preferred securities. The proceeds of the sale of trust preferred securities, together with the proceeds of the trust’s sale of its common securities to the Company, were used by Trust VI to purchase debentures from the Company. The Company issued 30-year junior subordinated deferrable interest debentures to Trust VI in the aggregate principal amount of $8,248,000 (the “Trust VI debentures”) pursuant to the terms of an Indenture dated March 22, 2007 by and between the Company and Wilmington Trust Company, as trustee. The Trust VI debentures bear interest at a floating rate equal to three-month LIBOR plus 1.65% per annum, payable quarterly.

Trust VI issued trust preferred securities in aggregate liquidation amount of $8.0 million (approximately 97% of the Trust VI debentures). The Trust preferred securities carry a cumulative preferred dividend at a rate equal to the interest rate on the Trust VI debentures, and otherwise have the same or similar terms as the Trust VI debentures, including provisions regarding default and redemption. The interest payments by the Company to Trust VI will be used to pay the dividends payable by Trust VI to the holders of the Trust preferred securities.

Pursuant to a guarantee agreement dated March 22, 2007 by and between the Company and Wilmington Trust Company, the Company issued an irrevocable guarantee of the obligations of Trust VI under the trust preferred securities whereby the Company agreed to assume any and all payment obligations of Trust VI related to the trust preferred securities, including distributions on, and the liquidation or redemption price of, the trust preferred securities.

The Trust VI debentures mature on June 15, 2037. The trust preferred securities have no stated maturity date, but, as a practical matter, will receive a final payment of their outstanding liquidation amount plus accrued but unpaid interest upon payment to Trust VI by the Company of the Trust VI debentures at their maturity. The Trust VI debentures and the trust preferred securities are redeemable by the Company or Trust VI, respectively, at their option beginning in March 2012, and sooner in the case of a special redemption event at a special redemption price ranging up to 104.625% of the principal amount thereof. A special redemption event includes and adverse change in the regulatory capital treatment of the trust preferred securities, Trust VI being deemed an investment company or the occurrence of certain adverse tax events. In addition, the Company and Trust VI may defer interest and dividend payments, respectively, for up to five consecutive years without resulting in a default. An event of default may occur if the

Company declares bankruptcy, fails to make required payments when due or breaches certain covenants within the debentures, among other things.

The debentures are subordinated to the prior payment of other indebtedness of the Company, except for any other trust preferred securities that may be issued by the Company. The Company intends to reflect the trust preferred securities as financing debt on its consolidated balance sheet.

On March 26, 2007, the Company used the $8.0 million in proceeds from the sale of trust preferred securities by Trust VI to redeem its existing $8.0 million of floating rate trust preferred securities issued by Nara Statutory Trust II in March 2002. These floating rate trust preferred securities were subject to interest payments at a floating rate equal to the three-month LIBOR rate plus 3.60%. The floating rate trust preferred securities were redeemed at par, plus payment of any accrued and unpaid distributions at the redemption date.

The descriptions of agreements set forth above are qualified in their entirety by reference to complete copies of such agreements filed as exhibits to this Report, which are hereby incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

4.1 Amended and Restated Declaration of Trust, dated March 22, 2007, by and among Wilmington Trust Company, Nara Bancorp, Inc. and the Administrators named therein.

4.2	Indenture, dated March 22, 2007, between Nara Bancorp, Inc. and Wilmington Trust Company.

4.3	Guarantee Agreement, dated March 22, 2007, by and between Nara Bancorp, Inc. and Wilmington Trust Company.

4.4	Form of Capital Securities Certificate of Nara Statutory Trust VI, dated March 22, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NARA BANCORP, INC.

Date: March 28, 2007	/S/ ALVIN D. KANG
Alvin D. Kang Executive Vice President and Chief Financial Officer